EXHIBIT 10.1
GARTNER, INC.
DEFERRED COMPENSATION PLAN
Effective January 1, 2005

-i-

GARTNER, INC.
DEFERRED COMPENSATION PLAN
     This Plan is established, effective January 1, 2005, by Gartner, Inc. (the “Company”), acting on behalf of itself and its designated subsidiaries. Throughout this Plan, the term “Company” shall include wherever relevant any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.
RECITALS
     1. The Company wishes to maintain a supplemental retirement plan for the benefit of a select group of management or highly compensated employees of the Company.
     2. The Company wishes to provide that such supplemental retirement plan shall be designated the Gartner, Inc. Deferred Compensation Plan (the “Plan”).
     3. The Company wishes to provide under the Plan for the payment of accrued vested benefits to Plan participants and their beneficiaries.
     4. Under the Plan, the Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries from the Company’s general assets.
     5. The Company has entered into an agreement (the “Trust Agreement”) with an institutional trustee (the “Trustee") under an irrevocable trust to be used in connection with the Plan (the “Rabbi Trust”).
     6. The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.
     7. The Company intends that amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.
     8. The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.
     9. The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.
     10. The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income

Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.
     11. This Plan is intended and shall be construed to comply with Section 409A of the Internal Revenue Code (the “Code”) and shall be amended by the Company, retroactive to the effective date if appropriate, in the event that the Company determines such amendment is necessary to comply with Section 409A and applicable guidance thereunder.
     12. The Company continues to maintain the Gartner, Inc. Management Deferred Compensation Plan, originally effective June 1, 1998, which was frozen as to new contributions, effective December 31, 2004, and which constitutes a grandfathered plan under Code Section 409A and applicable guidance thereunder (i.e., the vested account balances of participants in such grandfathered plan as of December 31, 2004, plus any earnings thereon, are not subject to Section 409A).
     NOW THEREFORE, the Company does hereby set forth the terms of the Plan, effective January 1, 2005, as follows:

ARTICLE I
TITLE AND DEFINITIONS
1.1 Title.
     This Plan shall be known as the Gartner, Inc. Deferred Compensation Plan.
1.2. Definitions.
     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:
     “Account” means, for each Participant, the bookkeeping account maintained by the Company that is credited with amounts equal to (a) the portion of the Participant’s Salary that he or she elects to defer, (b) the portion of the Participant’s Bonus that he or she elects to defer, (c) the portion of the Participant’s Commissions that he or she elects to defer, (d) Company contributions, if any, made to the Plan for the Participant’s benefit, and (e) adjustments to reflect deemed earnings pursuant to Section 4.1(d).
     “Administrator” means the Company or such other person or persons acting on behalf of the Company or to whom the Company has delegated the authority to administer the Plan pursuant to Article VIII hereof.
     “Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Company from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Company during the Participant’s lifetime.
     “Board of Directors” or “Board” means the Board of Directors of the Company.
     “Bonus” means the amount of cash-based incentive compensation payable to a Participant as part of the company’s annual bonus program.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commission” means the amount of compensation (other than Salary and Bonus) payable to a Participant as a result of sales transactions generated by such Participant.
     “Company” means Gartner, Inc., any successor corporation and any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.
     “Compensation” means the Bonus, Commissions and Salary that the Participant earns for services rendered to the Company.

     “Distributable Amount” means the amount credited to a Participant’s Account.
     “Distribution Event” means, with respect to each Participant, the Participant’s termination of employment with the Company for any reason, including retirement, death or disability.
     “Eligible Employee” means an Employee who has been designated by the Company as eligible to participate in the Plan; provided, however, that “Eligible Employee” shall also include any Employee who has an account balance under the Grandfathered Plan as of December 31, 2004.
     “Employee” means a common law employee of the Company regularly performing services in the United States.
     “Fund” or “Funds” means one or more of the investment funds selected by the Company pursuant to Section 3.3.
     “Grandfathered Plan” means the Gartner, Inc. Management Deferred Compensation Plan, originally effective June 1, 1998, which has been frozen, effective December 31, 2004, with respect to new contributions and which constitutes a grandfathered plan under Code Section 409A and applicable guidance thereunder.
     “Initial Election Period” means, for Employees who are Eligible Employees as of January 1, 2005, a reasonable period ending prior to January 1, 2005. Otherwise, “Initial Election Period” means (1) for Employees who first become Eligible Employees on June 1 of a Plan Year, the thirty-day period that begins on June 1 and ends on June 30, and (2) for Employees who first become Eligible Employees on January 1 of a subsequent Plan Year, a reasonable period ending prior to such January 1.
     “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) as of the close of each business day.
     “Participant” means any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.
     “Payment Commencement Date” means (1) in the case of a Participant’s termination of employment for any reason other than death or disability, the earlier of the January 1 or July 1 that is at least six months following such termination of employment; and (2) in the case of a Participant’s termination of employment on account of death or disability, the first of the month following the calendar quarter in which such termination is effective.
     “Plan” means the Gartner, Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.
     “Plan Year” means the calendar year.

     “Salary” means the Employee’s base salary for the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services.

ARTICLE II
PARTICIPATION
2.1 Participation.
     An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1, and (b) completing a life insurance application on such form and in such manner as prescribed by the Company. A Participant may be required to complete additional life insurance applications from time to time, and a Participant’s failure to complete a life insurance application at the Company’s request may result in the cessation of the Participant’s eligibility to participate in the Plan with respect to the next following Plan Year.

ARTICLE III
DEFERRAL ELECTIONS
3.1 Elections to Defer Compensation.
     (a) Initial Election Period. Each Eligible Employee may elect to defer Compensation by filing an election with the Company that conforms to the requirements of this Section, on a written or electronic form approved by the Company, no later than the last day of his or her Initial Election Period.
     (b) General Rule. The amount of Compensation that an Eligible Employee may elect to defer is as follows:
(1)	Any whole percentage of Salary up to fifty percent (50%); and/or

(2)	Any whole percentage of Bonus and/or Commissions up to one hundred percent (100%); provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, (ii) amounts necessary to satisfy any other benefit plan withholding obligations, (iii) any resulting income taxes payable with respect to Compensation that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar obligations.
     (c) Minimum Deferrals. For each Plan Year during which the Eligible Employee is a Participant, the minimum Compensation that may be deferred under this Section shall be Five Thousand Dollars ($5,000).
     (d) Effect of Initial Election. An election to defer Compensation made during an Initial Election Period shall be effective as to Compensation paid for services to be performed thereafter, as follows: (1) An election to defer Salary made during an Initial Election Period shall be effective as to Salary paid beginning with the first pay period beginning after the Initial Election Period; (2) An election to defer Bonus made during an Initial Election Period shall be effective as to any Bonus earned after the Initial Election Period, and any annual Bonus amount shall be prorated to the extent required by applicable law; and (3) An election to defer Commissions during an Initial Election Period shall be effective as to any Commissions earned after the Initial Election Period. Effective January 1, 2006, Commissions shall be treated as earned in the year paid.
     (e) Duration of Salary Deferral Election. A Salary deferral election made under Subsection (a) or (g) of this Section shall remain in effect, notwithstanding any change in the Participant’s Salary, until changed or terminated in accordance with the terms of this Article, and such election shall become irrevocable as of each December 31 with respect to Salary earned in the next succeeding Plan Year. A Participant’s Salary deferral election shall terminate with respect to future Salary upon the Participant ceasing to be an Eligible Employee.
     (f) Duration of Bonus or Commission Deferral Election. A Bonus or Commission deferral election made under Subsection (a) or (g) of this Section shall remain in effect until changed or terminated in accordance with this Article, and such election shall become irrevocable as of each December 31 with respect to Bonus or Commission, as applicable, earned in the next succeeding Plan Year. Commissions payable on or after January 1, 2006, shall be treated as earned in the year paid. A Participant’s Bonus or Commission deferral election shall terminate with respect to future Bonuses or Commissions, as applicable, upon the Participant ceasing to be an Eligible Employee.
     (g) Elections Other Than Elections During the Initial Election Period. A Participant may elect to modify or terminate his or her deferral election with respect to the next succeeding Plan Year by filing a new election during a reasonable period of time prior to the first day of such Plan Year, on a written or electronic form approved by the Company, to defer Compensation as described in Subsection (b) above. Any Eligible Employee who fails to elect to defer Compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior deferral election may again elect to defer Compensation, by filing an election during a reasonable period of time prior to the first day of the next succeeding Plan Year, on a written or electronic form approved by the Company, to defer Compensation as described in Subsection (b) above. An election to defer Compensation under this Subsection (g) will be effective: (i) for Salary earned beginning with the first pay period beginning on or after the first day of the next succeeding Plan Year; (ii) as to any Bonus earned in the next succeeding Plan Year; and (iii) as to any Commissions earned in the next succeeding Plan Year. Commissions payable on or after January 1, 2006, shall be treated as earned in the year paid.
     (h) Cancellation of Deferral Election During 2005. Notwithstanding anything to the contrary herein, and pursuant to transition guidance under Code Section 409A, during the 2005 calendar year, a Participant may cancel (partially or completely) a deferral election in effect under the Plan, and a corresponding payment of the amount subject to such cancellation shall be made to the Participant during the 2005 calendar year (or the taxable year that the amount is earned and vested if later), which amount shall be includible in the Participant’s taxable income in 2005 (or the taxable year that the amount is earned and vested if later).
     (i) Special Rules for Elections to Defer Bonus with respect to 2004 Plan Year. Prior to being frozen, the Grandfathered Plan provided for elections to be made prior to the beginning of the 2004 Plan Year with respect to the deferral of Bonus amounts that were not both earned and vested as of December 31, 2004. Except for the making of the elections, such deferrals shall be treated as deferrals under this Plan, and the rules of this Plan shall govern such deferred Bonus amounts.

3.2 Company Contributions.
     Effective for Plan Years beginning on or after January 1, 2006, the Company may, in its sole and absolute discretion, make discretionary matching contributions to the Accounts of certain Participants designated by the Company, in an amount determined pursuant to a formula set by the Company prior to the beginning of each Plan Year. If a discretionary matching contribution is to be made for a Plan Year, the applicable formula shall generally provide for a matching contribution equal to a specified percentage of the deferrals made under the Plan by each designated Participant during the Plan Year; provided that the formula may otherwise limit the amount of matching contributions to a specified percentage of compensation, a specified dollar amount, or some other limit determined by the Company. The formula for determining a discretionary matching contribution, if any, shall be set by the Company prior to the beginning of each Plan Year, and the Company shall notify the eligible Participants of such formula prior to the beginning of each Plan Year. An eligible Participant must be actively employed on the last day of the Plan Year in order to receive a matching contribution for such Plan year.
3.3 Investment Elections.
     The Company may, in its sole and absolute discretion, provide each Participant with a list of investment Funds available for deemed investment purposes, and the Participant may designate, in a manner specified by the Company, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. The Company may, from time to time, in its sole and absolute discretion, select a commercially-available fund to constitute the Fund actually selected. The Investment Return of each such commercially-available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Subsection 4.1(d).
     In making the designation pursuant to this Section, the Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Company, subject to such limitations and conditions as the Company may specify, a Participant may change the designation made under this Section in such manner and at such time or times as the Company shall specify. If a Participant fails to elect a Fund under this Section, or if the Company shall not provide Participants with a list of Funds pursuant to this Section, then the Participant shall be deemed to have elected a balanced investment to be chosen by the Company and communicated to participants from time to time.
     The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company property in which no Participant shall have any interest.

ARTICLE IV
ACCOUNTS
4.1 Participant Accounts.
     The Company shall establish and maintain an Account for each Participant under the Plan. A Participant’s Account shall be credited as follows:
     (a) As soon as administratively practicable following the end of each applicable pay period, the Company shall credit the Participant’s Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant’s election;
     (b) As soon as administratively practicable after each Bonus, partial Bonus, Commission or partial Commission would have been paid, the Company shall credit the Participant’s Account with an amount equal to the portion of the Bonus or Commission deferred by the Participant’s election;
     (c) As soon as administratively practicable after the last day of the Plan Year or such other time or times as the Company may determine, the Company shall credit the Participant’s Account with an amount equal to the portion, if any, of any Company contribution made to or for the Participant’s benefit in accordance with Section 3.2;
     (d) Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds elected by the Participant pursuant to Section 3.3 or as otherwise determined by the Company to be necessary or appropriate for proper Plan administration. As of each business day, a Participant’s Account shall be adjusted with earnings in an amount equal to that determined by multiplying the balance credited to each applicable investment fund subaccount as of the close of the prior business day by the Investment Return for the corresponding Fund selected by the Company.

ARTICLE V
VESTING
5.1 Account.
     (a) Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such deferrals, shall be one hundred percent (100%) vested at all times.
     (b) Company Contributions. The value of a Participant’s Account attributable to any Company contributions pursuant to Section 3.2 shall vest at such time or times as the Board shall specify in connection with any such contributions. Unless otherwise specified by the Board, Participants shall be one hundred percent (100%) vested in such amounts together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such amounts.

ARTICLE VI
RABBI TRUST
6.1 Establishment of Rabbi Trust.
     In accordance with the Recitals to the Plan, the Company has established a Rabbi Trust, which will be used in connection with the Plan.
6.2 Duties of Trustee of Rabbi Trust.
     The Trustee shall manage, invest and reinvest the Rabbi Trust as provided in the Trust Agreement. The Trustee shall collect the income on the Rabbi Trust, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.
6.3 Contributions to Rabbi Trust.
     While the Plan remains in effect, the Company shall make contributions to the Rabbi Trust at least once each quarter. As soon as administratively practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Rabbi Trust to the extent that previous contributions to the Rabbi Trust for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company contributions, if any, accrued as of the close of the current Plan quarter.

ARTICLE VII
DISTRIBUTIONS
7.1 Distribution of Deferred Compensation – Termination of Employment.
     (a) Termination of Employment.
          (1) In the event a Participant’s employment terminates for any reason, including (without limitation) death, retirement or disability, then the Participant’s Distributable Amount shall be paid to the Participant (and after the Participant’s death to his or her Beneficiary) in a single lump-sum cash payment on the Participant’s Payment Commencement Date; provided, however, that, in lieu of a lump-sum payment, a Participant may elect one of the following optional forms of distribution:
(i)	twenty (20) quarterly installments,

(ii)	forty (40) quarterly installments, or

(iii)	sixty (60) quarterly installments.
          (2) An Eligible Employee may make an initial election regarding his or her form of distribution by completing a written or electronic form approved by and filed with the Company within the Initial Election Period. Thereafter, a Participant may, in connection with his or her Compensation deferral election for a Plan Year, make an election regarding the form of distribution with respect to all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Section 4.1(d), by completing a written or electronic form approved by the Company. Such election shall remain in effect with respect to Compensation deferred for future Plan Years until changed in accordance with this Section and shall become irrevocable as of each December 31 with respect to Compensation deferred for the next succeeding Plan Year.
          (3) A Participant may make a subsequent election to change the form of distribution with respect to all of his or her Account attributable to Compensation deferred for a particular Plan Year by completing a written or electronic form approved by the Company; provided, however, that:
               (i) such election shall not take effect until twelve months after the date on which the election is made, such that, if the Participant has a Distribution Event within twelve months of the date the election is made, the election shall not be effective and the Participant’s Distributable Amount shall be paid in accordance with the Participant’s prior election(s) as to amounts deferred with respect to particular Plan Years or, in the absence thereof, in accordance with the Plan’s default provisions under Section 7.1(a)(1); and
               (ii) the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date it would otherwise have been paid (or in the case of installment payments that are treated as a single payment, five (5) years from the date the first installment was scheduled to be paid).
Notwithstanding the foregoing, pursuant to transition guidance under Code Section 409A, a Participant may make a new election regarding his or her form of distribution as to all of his or her Account attributable to Compensation deferred for the 2005 Plan Year, including any amounts credited with respect to such deferrals pursuant to Section 4.1(d), by completing a written or electronic form approved by the Company no later than December 31, 2005.
          (4) Notwithstanding anything to contrary herein, if the Participant’s Distributable Amount is Twenty-Five Thousand Dollars ($25,000) or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Commencement Date.
          (5) If the Participant’s Distributable Amount is paid in installments, the Participant’s Account shall continue to be credited monthly with earnings pursuant to Section 4.1(d) and the installment amount shall be adjusted annually to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.
          (6) Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 7.4.
     (b) Death While Receiving Benefits. If the Participant is in pay status at the time of death, his or her Beneficiary shall be paid the remaining quarterly installments as they come due.
7.2 Scheduled In-Service Withdrawals.
     (a) Scheduled In-Service Withdrawals. A Participant may, in connection with his or her Compensation deferral election for a Plan Year, specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Section 4.1(d), subject to the following restrictions:
          (1) A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date no earlier than the date that is at least three (3) years from the first day of the Plan Year with respect to which such election is made.
          (2) The election to take a Scheduled In-Service Withdrawal shall be made by completing a written or electronic form approved by and filed with the Company.
          (3) The amount payable to a Participant in connection with a Scheduled In-Service Withdrawal shall in all cases be one hundred percent (100%) of the Compensation deferred for the Plan Year with respect to which the election applies, together with any earnings credited to such amount pursuant to Section 4.1(d), determined as of the end of the calendar month as of or preceding the month of the Scheduled In-Service Withdrawal date.

          (4) A Participant may, at least one (1) year prior to a Scheduled In-Service Withdrawal date, revoke his or her Scheduled In-Service Withdrawal election in favor of a later Scheduled In-Service Withdrawal date that is at least five (5) years later; provided, however, that such subsequent election shall not take effect until 12 months after the date it is made.
          (5) Subject to Section 7.4, payment of a Scheduled In-Service Withdrawal shall be made in a single lump sum on the first business day coincident with or immediately following the Scheduled In-Service Withdrawal date.
          (6) A Participant’s Scheduled In-Service Withdrawal election shall become void and of no effect upon termination of the Participant’s employment with the Company for any reason before the Participant’s Scheduled In-Service Withdrawal date. In such event, the distribution provisions of Section 7.1 shall apply.
          (7) A Participant’s Scheduled In-Service Withdrawal election shall remain in effect until changed or terminated in accordance with this Section. With respect to each succeeding Plan Year, the effect of such continuing election is that a Participant will be deemed to have elected a Scheduled In-Service Withdrawal date with respect to Compensation deferred for such Plan Year that is one year later than the Participant’s Scheduled In-Service Withdrawal date with respect to Compensation deferred for the prior Plan Year. Such Scheduled In-Service Withdrawal election shall become irrevocable as of each December 31 with respect to Compensation deferred for the next succeeding Plan Year.
7.3 Unforeseeable Emergency.
     (a) Triggering an Unforeseeable Emergency. The Company may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account because of an Unforeseeable Emergency at any time, in accordance with applicable law. “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (l) an illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Company shall determine whether an accelerated distribution on account of an Unforeseeable Emergency is permitted based on the relevant facts and circumstances of each case and in accordance with applicable guidance.
     (b) Amount of Distribution Permitted. Distributions on account of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).
     (c) Distribution Attributable to an Unforeseeable Emergency. Unless the Company, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her deemed investment Funds according to the balances in such investment Funds. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Company approves the Participant’s request.
7.4 Section 162(m) Limitation.
     If the Company reasonably anticipates that all or any portion of any payment of benefits under this Article VII to a Participant would not be deductible for federal income tax purposes by the Company because of a limitation under Code Section 162(m) on the total amount of the Participant’s deductible compensation from the Company, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company, the following shall apply:
     (a) Payment of the non-deductible amount shall be deferred until the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of Section 162(m); and
     (b) Adjustment for earning shall continue to be applied under Section 4.1(d) during the period of deferral under this Section.
7.5 Inability To Locate Participant.
     In the event that the Company is unable to locate a Participant or Beneficiary within two (2) years following the Participant’s Distribution Event, the amount allocated to the Participant’s Account shall be forfeited. If after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings.

ARTICLE VIII
ADMINISTRATION
8.1 Administrator.
     The Company shall be the Administrator with the sole responsibility for the administration of the Plan. The Administrator may delegate to any person or entity any powers or duties of the Administrator under the Plan. To the extent of any such delegation, the delegatee shall become responsible for administration of the Plan, and references to the Administrator shall apply instead to the delegatee. Any action by the Company assigning any of its responsibilities as Administrator to specific persons who are directors, officers, or employees of the Company shall not constitute delegation of the Administrator’s responsibilities but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility.
8.2 Powers and Duties of the Administrator.
     (a) The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms and shall have all powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:
          (1) To select the funds to be the Funds in accordance with Section 3.3 hereof;
          (2) To construe and interpret the Plan, decide all questions of eligibility, determine the status and rights of Eligible Employees, and determine the amount, manner and time of payment of any benefits hereunder;
          (3) To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;
          (4) To receive from Eligible Employees such information as shall be necessary for the proper administration of the Plan;
          (5) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;
          (6) To maintain all records that may be necessary for the administration of the Plan;
          (7) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
          (8) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

          (9) To appoint or employ individuals or agents to assist in the administration of the Plan; and
          (10) To defend and initiate any lawsuit on behalf of the Plan or the Participants if the Administrator deems it reasonably necessary to protect the Plan or the Participants.
     (b) The Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.
8.3 Expenses and Indemnity.
     (a) The Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
     (b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Board and any delegate of the Company who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
8.4 Quarterly Statements.
     Under procedures established by the Company, a Participant shall receive a statement with respect to such Participant’s Account on a quarterly basis.

ARTICLE IX
MISCELLANEOUS
9.1 Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
9.2 Restriction Against Assignment.
     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Company, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Company shall direct.
9.3 Withholding.
     There shall be deducted from each payment made under the Plan, all taxes which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.
9.4 Amendment, Modification, Suspension or Termination.
     The Company may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.1, subject to earlier distribution in accordance with applicable law.

9.5 Governing Law.
     This Plan shall be construed, governed and administered in accordance with the laws of the State of Connecticut.
9.6 Receipt or Release.
     Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company. The Company may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
9.7 Payments on Behalf of Persons Under Incapacity.
     In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Company, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Company may direct that such payment be made to any person found by the Company, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company.
9.8 No Employment Rights.
     Participation in this Plan shall not confer upon any person any right to be employed by the Company or any other right not expressly provided hereunder.
9.9 Headings, etc. Not Part of Agreement.
     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
9.10 Compliance with Code Section 409A.
     This Plan is intended and shall be construed to comply with Code Section 409A and shall be amended by the Company, retroactive to the effective date if appropriate, in the event that the Company determines such amendment is necessary to comply with Section 409A and applicable guidance thereunder.

     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this                      day of                     , 2005.

GARTNER, INC.

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